Exhibit 99.1

DC Brands Announces Q2 Revenues

NEW YORK and DENVER, July 7, 2014 /PRNewswire/ -- DC Brands International, Inc. (OTCQB: HRDN) ("DC Brands" or the "Company") is very excited to announce that it generated $40,000 of revenue for the quarter ended June 30, 2014.  DC Brands Green Investors, LLC (‘Green”) earned $50,000 from its 1st Colorado marijuana client for the quarter, and through its  80% ownership interest in  Green, DC Brands earned $40,000.  This represents an increase in revenues from Q1 2014 as well as an increase from  2013 revenue.

Bob Armstrong, DC Brands' CEO and CFO stated, "We are very pleased to announce revenues from our new business direction.  This is the first step in achieving anticipated positive cash flow and continuing to provide value to our debt holders and shareholders.  After attending WeedStock in Denver earlier this week I am very excited about our business model and the direction of the marijuana industry as a whole.”

About DC Brands International, Inc.
DC Brands International, a publicly traded company under the ticker symbol (HRDN). On April 4, 2014, the Company announced that it intended to become a service provider to fully licensed Colorado medical and recreational marijuana businesses.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. The forward-looking statements are based on current expectations, estimates and projections made by management and include statements regarding the Company's new corporate focus and its anticipated positive cash flow and value to debt holders and shareholders. All forward-looking statements in this press release are made as of the date of this press release, and the Company assumes no obligation to update these forward-looking statements other than as required by law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements, such as our ability to implement successfully our new corporate plan, attract clients and necessary capital, the ability of Green  to successfully enter the market and the continued rapid growth of the local Colorado marijuana industry, that our financial projections are materially different from actual results, and the risk factors discussed in the Business and Management's Discussion and Analysis sections in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K. Copies of these filings are available at www.sec.gov

SOURCE DC Brands International, Inc.